UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2007
Carriage Services, Inc.
(Exact name of registrant as specified in is charter)

Delaware (State or other jurisdiction of incorporation)	1-11961 (Commission File Number)	76-0423828 (IRS Employer Identification No.)
3040 Post Oak Boulevard, 3rd Floor
Houston, Texas 77056
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code:
(713) 332-8400

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     On November 22, 2006, Carriage Cemetery Services, Inc., a wholly-owned subsidiary of Carriage Services, Inc. (together referred to as “Carriage”), entered into a Contingent Asset Sale Agreement (“Sale Agreement”) with SCI Funeral Services, Inc. (“FSI”) to acquire substantially all the assets and assume certain liabilities of the Conejo Mountain Funeral Home and Memorial Park in Camarillo, California (“Camarillo Operations”) in exchange for a cash payment at closing in the amount of $8.0 million. This transaction was reported in a Current Report on Form 8-K filed on November 28, 2006.
     Subsequent to that time, Alderwoods Group (California), Inc. (“Seller”), which is an affiliate of FSI and is the entity that actually owns and operates the Camarillo Operations, joined in the execution of the Sale Agreement to assume the obligations as “Seller” under the Sale Agreement, which had the effect, in accordance with its terms, to cause FSI to be released from its obligations under the Sale Agreement. At the same time, SCI California Funeral Services, Inc. joined in the Sale Agreement as a guarantor of Seller’s obligations.
     On January 22, 2007, Carriage entered into the First Amendment to the Sale Agreement with Seller, to remove certain covenants that Seller had agreed to in favor of Carriage to refrain from competing against the Camarillo Operations for a period following closing and also to remove a covenant that Carriage had agreed to in favor of Seller not to solicit Seller’s employees for a period following closing. Both covenants were removed from the Sale Agreement following discussions with the staff of the Federal Trade Commission (“FTC”). The sale from Seller to Carriage is currently pending while the parties await approval of the FTC.
     The acquisition is still expected to close in the first quarter of 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Carriage Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIAGE SERVICES, INC.
Date: January 25, 2007	By:	/s/Terry E. Sanford
Terry E. Sanford
Senior Vice President, Chief Accounting Officer and Treasurer